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                                   EXHIBIT 99


AT THE COMPANY
Daniel D. Viren   , Senior Vice President-Finance  (614) 864-6400
Roy Youst, Director Corporate Communications  (614) 864-6400

FOR IMMEDIATE RELEASE
Tuesday, February 3, 2004

        R.G. BARRY CORPORATION PROVIDES UPDATE ON CREDIT AGREEMENT STATUS

PICKERINGTON, OHIO - TUESDAY, FEBRUARY 3, 2004 -R.G. BARRY CORPORATION (NYSE:RGB) said today that it has been advised by its bank that it will not consider further amending of the company's credit agreement to increase the availability of funding under the agreement. The bank also said that it would not increase its current commitment to meet the anticipated cash needs of the company. While the company believes it should be able to satisfy its cash requirements in February by borrowing an additional $3.0 million from the bank, it does not have additional committed financing available in March.

The bank also has advised the company that it believes "that there has occurred a non-curable default under the terms of the existing credit agreement," although, based on the facts available to it, the bank has not concluded that it should declare the company in default under the terms of the credit agreement. The bank's statement is based on its belief that the company has violated year-end financial covenants in the credit agreement. The company is in the process of finalizing its 2003 financial results and is not yet able to confirm whether year-end financial covenant violations did occur, although it recognizes that such violations are likely to have occurred. The bank has a security interest in substantially all of the assets of the company, and the declaration of default by the bank would put the company's continuing operations in jeopardy.

The company recognizes that it is likely to need additional funding before the end of March. It is actively exploring available alternatives including seeking other sources of financing through an experienced consulting firm. In addition, the company is taking steps to delay when it will need additional financing by conserving cash, generating cash from the sale of inventory and pursuing other strategies. The company will be considering all of its options to address its credit and cash flow problems.

 "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this release, other than statements of historical fact, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our current plans, and reflect our current assessment of the risks and uncertainties related to our business. In addition, there are factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include the Company's financial results for 2003, customer returns, the availability and costs of financing, the actual cash requirements of operating the Company and product demand. More general factors that could cause results to differ from those anticipated include: the economic and business environment and the impact of governmental regulations, both in the United States and abroad; the effects of direct sourcing by customers of competitive products from alternative suppliers; the loss of significant customers in connection with mergers, acquisitions, bankruptcies or other circumstances; economic, regulatory and cultural difficulties or delays in our business development outside the United States; our ability to improve processes and business practices to keep pace with the economic, competitive and technological environments; capacity, efficiency and supply constraints; weather; the effects of terrorist acts; acts of war; and other risks detailed in the our press releases, shareholder communications and Securities and Exchange Commission filings.